EXHIBIT 10.20

EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND WAIVER

THIS EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND WAIVER (this "Amendment"), dated as of June 11, 2008, is entered into among COMMERCE ENERGY, INC., a California corporation ("Borrower"), COMMERCE ENERGY GROUP, INC., a Delaware corporation ("Parent"), WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), a California corporation, as Agent ("Agent") and the financial institutions party to the below referenced Loan Agreement as Lenders (collectively, "Lenders").

RECITALS

A.           Borrower, Parent, Agent and Lenders have previously entered into that certain Loan and Security Agreement dated June 8, 2006 (the "Loan Agreement") as amended by the First Amendment to Loan and Security Agreement and Waiver dated September 20, 2006 (the "First Amendment"), the Second Amendment to Loan and Security Agreement and Waiver dated October 26, 2006 (the "Second Amendment"), the Third Amendment to Loan and Security Agreement and Waiver dated March 15, 2007 (the "Third Amendment"), the Fourth Amendment to Loan and Security Agreement dated June 26, 2007 (the "Fourth Amendment"), the Fifth Amendment to Loan and Security Agreement dated August 1, 2007 (the "Fifth Amendment"), the Sixth Amendment to Loan and Security Agreement dated November 16, 2007 (the "Sixth Amendment") and the Seventh Amendment to Loan and Security Agreement dated March 12, 2008 (the “Seventh Amendment”) pursuant to which Agent and Lenders have made certain loans and financial accommodations available to Borrower.  Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B.           The following Events of Default have occurred and are continuing under the Loan Agreement:  (i) Borrower failed to maintain a Fixed Charge Coverage Ratio of not less than 1.5 to one for the twelve (12) consecutive month period ended April 30, 2008 as required in Section 9.17 of the Loan Agreement and (ii) Borrower failed  to earn EBITDA of not less than $3,500,000 for the nine (9) consecutive month period ended April 30, 2008 as required in Section 9.17.2 of the Loan Agreement (collectively, the “Known Existing Defaults”).

C.           Borrower and Parent have requested that Agent and Lenders waive the Known Existing Defaults and amend the Loan Agreement on the terms and conditions set forth herein.

D.           Borrower and Parent are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent's or any Lender's rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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1. Amendments to Loan Agreement.

(a) Borrowing Base.  The definition of “Borrowing Base” in Section 1.11 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.11                      ‘Borrowing Base’ shall mean, at any time, the difference of (a) the lesser of (i) the sum of all collections received on the Accounts of Borrowers during the immediately preceding thirty (30) days, or (ii) the sum of (A) eighty-five (85%) percent of the Eligible Billed Accounts, plus (B) the lesser of $12,000,000 or sixty-five (65%) percent of the Eligible Unbilled Accounts, plus (C) the lesser of the Inventory Loan Limit or seventy (70%) percent multiplied by the Value of the Eligible Inventory, plus (D) the lesser of $35,000,000 or ninety-five (95%) percent of Eligible Cash Collateral, minus (b) any Reserves.”

(b) Excess Availability.  The definition of “Excess Availability” in Section 1.41 of the Loan Agreement is hereby amended to insert the phrase “plus any additional loans or other lines of credit arranged by Borrowers and approved by the Agent that are subordinated in right of payment to the Obligations on terms and conditions satisfactory to the Agent” immediately after the phrase “in respect of Letter of Credit Obligations)” in clause (a) thereof.

(c) Interest Rate.

(i) The phrase "three quarters of one (0.75%) percent" in the definition of “Interest Rate” in Section 1.58(a)(i) of the Loan Agreement is hereby replaced with "two and one-quarter (2.25%) percent".

(ii) The phrase “three and one-quarter (3.25%) percent” in the definition of “Interest Rate” in Section 1.58(a)(ii) of the Loan Agreement is hereby replaced with “four and three-quarters (4.75%) percent”.

(d) Letter of Credit Rate.

(i) The phrase "two and one-quarter (2.25%) percent" in the definition of “Letter of Credit Rate” in Section 1.66(a) of the Loan Agreement is hereby replaced with "three and three-quarters (3.75%) percent".

(ii) The phrase "two (2.00%) percent" in the definition of “Letter of Credit Rate” in Section 1.66(b) of the Loan Agreement is hereby replaced with "three and one-half (3.50%) percent".

(e) Collections.  Notwithstanding any prior course of conduct, Borrower acknowledges and reaffirms its agreement under Sections 6.3(a) and (c) of the Loan Agreement to promptly deposit into the Lockbox Accounts and to direct its account debtors to directly remit into the Lockbox Accounts all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner, and to transfer the funds deposited into the Lockbox Accounts to the Blocked Accounts for application to the Obligations.

(f) Access to Premises and Management.  Section 7.7 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“7.7           Access to Premises and Management.  From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee (which for purposes of this section shall include Carl Marks Advisory Group LLC, and its Affiliates, sucessors or assigns (collectively, the “Consultant”)) shall, at any time after notice to Parent, or at any time without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, have (i) complete access to and cooperation of management of each Borrower and each Guarantor, and (ii) complete access to all of each Borrower's and Guarantor’s premises during normal business hours, each for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's and Guarantor’s books and records (including the Records), assessing each Borrower’s historic cash flows, liquidity and financial controls and performance generally, and the projected Borrowing Base and Excess Availability, and (b) each Borrower and Guarantor shall promptly furnish to Agent or its designee such copies of such books and records or extracts therefrom as Agent or its designee may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower's and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral; provided that for purposes of the performance  of duties under this section, the Consultant shall be deemed the agent and advisor of Agent for the purposes of Section 11.5 hereof.”

(g) Fixed Charge Coverage Ratio.  Section 9.17 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“9.17                      Fixed Charge Coverage Ratio.  Parent and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio as of the last day of each month beginning August 31, 2008, as determined for the period of each month then ending, of not less than one to one.  Based upon the projected financial statements furnished by Borrowers to Agent pursuant to Section 9.6(a)(iii) hereof for each fiscal year after July 31, 2008, Agent shall reasonably establish minimum Fixed Charge Coverage Ratio levels for Parent and its Subsidiaries for each period beginning on August 1, 2008 and ending on the last day of each of October, January, April and July during such fiscal year (it being understood that such levels will be no less stringent than one to one).”

(h) Excess Availability.  Section 9.17.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“9.17.1                 Excess Availability.  Borrowers shall maintain Excess Availability of not less than $2,500,000 at all times prior to November 1, 2008 and $10,000,000 at all times on and after November 1, 2008.”

(i) EBITDA.  Section 9.17.2 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

"9.17.2                 EBITDA.  Parent and its Subsidiaries shall earn EBITDA during each month, measured on the last day of such month beginning August 31, 2008 and as determined for the period of such month then ending, of not less than $500,000.  Based upon the projected financial statements furnished by Borrowers to Agent pursuant to Section 9.6(a)(iii) hereof for each fiscal year after July 31, 2008, Agent shall reasonably establish minimum EBITDA levels for Parent and its Subsidiaries for each period beginning on August 1, 2008 and ending on the last day of each of October, January, April and July during such fiscal year (it being understood that such levels will be no less stringent than those set forth above), and Parent and its Subsidiaries shall earn EBITDA during each such period of not less than the applicable minimum EBITDA level so established by Agent."

(j) Compliance with Liquidity Forecast.  The following Section 9.18 (previously reserved in the Sixth Amendment) is hereby added to the Loan Agreement:

“9.18                      Compliance with Liquidity Forecast.  Borrowers shall, until the last day of any month in which the Borrowers shall (a) have earned at least $7,000,000 in EBITDA as determined for a period of twelve (12) consecutive months then ending and (b) have maintained a Fixed Charge Coverage Ratio of not less than 1.5 to one as determined for a period of twelve (12) consecutive months then ending, provide to the Agent, on the last Business Day of each week beginning June 6, 2008, a projected daily Liquidity (defined below) forecast (each such document a “Forecast”) for the next succeeding eight weeks, at a minimum in the form and substance of Exhibit D hereto, but the contents of which shall be more fully agreed upon among the Borrowers and Agent and in any case in form and substance satisfactory to the Agent, for each Borrower and Guarantor, and each of their respective Subsidiaries.  Beginning on June 13, 2008, Borrowers shall maintain aggregate Liquidity (defined below), measured weekly for each preceding week, of no less than 65% of the projected aggregate Liquidity for such week as calculated in the most recent applicable Forecast; provided that an additional Forecast, in form and substance satisfactory to the Agent, shall be provided to the Agent on the 15th day of each month, and if such Forecast projects that the aggregate Liquidity of the Borrowers will be less than zero as of the 20th and/or 25th days of each month, after the payment by the Borrowers of all payables to suppliers, Borrowers shall have a cure period of five (5) Business Days from the delivery of such Forecast to ensure forecasted Liquidity as of the 20th and 25th days of such month shall not be less than zero; provided further that regardless of any cure period and until any such Liquidity deficit is cured, the Borrowers shall be deemed to be in non-compliance with this section and nothing herein shall operate to limit any rights or remedies the Agent may have under this Agreement or any other Loan Document.  For purposes of this section, “Liquidity” shall mean the sum of unencumbered available cash, plus Cash Equivalents, plus Excess Availability.”

(k) Early Termination Fee.  Section 13.1(c) of the Loan Agreement is hereby deleted in its entirety.

2. Waiver of Known Existing Defaults.  Agent and Lenders hereby waive enforcement of their rights and remedies arising from the Known Existing Defaults; provided, however, nothing herein shall be deemed a waiver with respect to any failure to comply fully with Sections 9.17 and 9.17.2 of the Loan Agreement (as amended or modified by this Amendment) at any time hereafter or with respect to any period ending after the date hereof.  This waiver shall be effective only for the specific defaults comprising the Known Existing Defaults, and in no event shall this waiver be deemed to be a waiver of Agent’s or any Lender’s rights and remedies with respect to any other Defaults or Events of Default now existing or hereafter arising.  Nothing contained in this Amendment nor any communications between Borrower or Parent and Agent or any Lender shall be a waiver of any rights or remedies Agent and Lenders have or may have, except as specifically provided herein.  Except as specifically provided herein, Agent and Lenders hereby reserve and preserve all of their rights and remedies under the Loan Agreement and the other Financing Agreements.

3. Amendment Fee.  Until the termination of the Loan Agreement, Borrower shall pay Agent, for the benefit of Lenders based upon their respective Pro Rata Shares, a monthly service fee in the amount of $35,000, the first payment of which shall be fully earned as of and due and payable by Borrower in advance on the date hereof and on the first day of each month hereafter; provided that the service fees to be paid by the Borrower under this section shall be no less than $140,000 in the aggregate.

4. Delivery of Annual Budget.  Pursuant to the request of Agent under Section 9.6(d) of the Loan Agreement, Borrower shall deliver to Agent the 2009 fiscal year budget of each Borrower, in form and substance satisfactory to the Agent, on or before July 15, 2008.

5. Termination of Loan Agreement.  Borrower hereby acknowledges and agrees that on or before November 1, 2008, Borrower shall terminate the Loan Agreement pursuant to the terms of Section 13 thereof (as amended by this Amendment), and on other terms and conditions satisfactory to the Agent to the extent not prescribed by such section.

6. Effectiveness of this Amendment.  The effectiveness of this Amendment, and the waivers provided herein, are conditioned upon the occurrence of each of the following:

(a) Amendment.  Agent shall have received this Amendment, fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Fee Letter.  Agent shall have received a fully-executed copy of the fee letter agreement, dated as of the date hereof, between Agent and Borrower.

(c) Representations and Warranties.  The representations and warranties set forth herein and in the Loan Agreement shall be true and correct.

(d) Other Required Documentation.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

7. Representations and Warranties.  Each of Borrower and Parent represents and warrants as follows:

(a) Authority.  Such party has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by such party of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability.  This Amendment has been duly executed and delivered by such party.  This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, and is in full force and effect.

(c) Representations and Warranties.  The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d) Material Adverse Effect.  There has been no Material Adverse Effect.

(e) Due Execution.  The execution, delivery and performance of this Amendment are within the power of such party, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any material contractual restrictions binding on such party.

(f) No Default.  After giving effect to the waivers contained herein, no event has occurred and is continuing that constitutes a Default or Event of Default.

8. Governing Law.  The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

9. Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

10. Reference to and Effect on the Financing Agreements.

(a) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to "the Loan Agreement", "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower or Parent (as applicable) to Agent and Lenders.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or Lenders under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

(d) To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

11. Estoppel.  To induce Agent and Lenders to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Agent or Lenders with respect to the Obligations.

12. Integration.  This Amendment, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

13. Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Submission of Amendment.  The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent to waive any of its rights and remedies under the Financing Agreements, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[signature to follow on next page]

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

COMMERCE ENERGY, INC.,

a California corporation

By: /s/ C. Douglas Mitchell
Name: /s/ C. Douglas Mitchell______________
Title:  Interim Chief Financial Officer

COMMERCE ENERGY GROUP, INC.,

a Delaware corporation

By: /s/ C. Douglas Mitchell
Name: C. Douglas Mitchell______________
Title:  Interim Chief Financial Officer

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WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),
a California corporation, as Agent and Lender

By: /s/ Carlos Valles
Name: Carlos Valles
Title: Director

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WELLS FARGO FOOTHILL, LLC
as Lender

By: /s/ Rina Shinoda
Name: Rina Shinoda
Title: Vice President

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EXHIBIT D
TO THE LOAN AGREEMENT

SAMPLE LIQUIDITY FORECAST

See attached.

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